UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒  Filed by a Party other than the Registrant ☐

Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Goodman Global, Inc.

(Name of Registrant as Specified In Its Charter)

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Goodman Global, Inc.

2550 North Loop West, Suite 400

Houston, Texas 77092

April 10, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Goodman Global, Inc. to be held on Monday, May 7, 2007 at 3:00 p.m. local time at the Omni Houston Hotel located at Four Riverway, Houston, Texas 77056. Proxy materials, which include a Notice of the Meeting, Proxy Statement and proxy card, are enclosed with this letter. The attached proxy statement is first being mailed to stockholders of Goodman Global, Inc. beginning on or about April 10, 2007.

Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope. If you attend the meeting after having returned the enclosed proxy card, you may revoke your proxy, if you wish, and vote in person. A proxy may also be revoked at any time before it is exercised by giving written notice to, or filing a duly exercised proxy bearing a later date with, our Secretary. If you would like to attend and your shares are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

We look forward to seeing you at the meeting.

Sincerely,

Charles A. Carroll
President and Chief Executive Officer

Goodman Global, Inc.

2550 North Loop West, Suite 400

Houston, Texas 77092

NOTICE OF THE 2007

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of Goodman Global, Inc. (the “Company”) will be held on Monday, May 7, 2007, at 3:00 p.m. local time at the Omni Houston Hotel located at Four Riverway, Houston, Texas 77056, for the following purposes:

1.	To elect three (3) Class I directors to the Board of Directors, each to serve a three-year term expiring at the 2010 annual meeting of stockholders; and

2.	To transact such other business as may properly come before the meeting, or any adjournment thereof.

Only stockholders of record at the close of business on March 30, 2007, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of such stockholders will be open to examination, during regular business hours, by any stockholder for at least ten days prior to the Annual Meeting, at our offices at 2550 North Loop West, Suite 400, Houston, Texas 77092. Stockholders holding at least a majority of the outstanding shares of our common stock are required to be present or represented by proxy at the meeting to constitute a quorum.

Please note that space limitations make it necessary to limit attendance at the meeting to stockholders, though each stockholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 2:30 p.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

Ben D. Campbell
Executive Vice President, Secretary and General Counsel

Houston, Texas

April 10, 2007

YOUR VOTE IS IMPORTANT

TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.

MAILING YOUR COMPLETED PROXY WILL ENSURE YOUR REPRESENTATION AT THE MEETING, WHETHER YOU ATTEND OR NOT.

IF YOU DO ATTEND THE MEETING AND PREFER TO VOTE IN PERSON, YOU MAY DO SO.

Proxy Statement for the

Annual Meeting of Stockholders of

GOODMAN GLOBAL, INC.

To Be Held on Monday, May 7, 2007

i

ii

Goodman Global, Inc.

2550 North Loop West, Suite 400

Houston, Texas 77092

PROXY STATEMENT

FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2007

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The Annual Meeting

Why did you send me this Proxy Statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2007 annual meeting of stockholders. This question and answer section summarizes selected information contained elsewhere in this proxy statement, but does not contain all of the information that may be important to you. We urge you to read the entire proxy statement carefully.

You do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

When and where is the Annual Meeting?

The 2007 annual meeting of the stockholders of Goodman Global, Inc. will be held on Monday, May 7, 2007, at 3 p.m., local time, at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056.

What am I being asked to vote upon?

You are being asked to approve (1) the election of three (3) Class I directors to serve until the 2010 annual meeting of stockholders and (2) consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Voting and Proxy Procedures

Who may vote at the Annual Meeting?

Only stockholders of record at the close of business on March 30, 2007, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the common shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. We are mailing this proxy statement to stockholders beginning on or about April 10, 2007.

What are the voting rights of the holders of Goodman Global, Inc. stock?

Each share of common stock, par value $0.01 per share (“Common Stock”), is entitled to one vote per share on all matters. Your proxy card indicates the number of shares that you owned as of the record date.

Who is soliciting my proxy?

Our Board of Directors is soliciting proxies to be voted at the annual meeting.

How do I vote by proxy?

Whether you plan to attend the annual meeting or not, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the annual meeting and vote in person.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named as proxies on your proxy card) will vote your shares as you have directed. Unless otherwise directed in the proxy card, your proxy will vote your shares FOR the election of the three Class I nominees proposed by our Board of Directors.

If any other matter is presented, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their best judgment. At the time this proxy statement went to press, we knew of no matters that needed to be acted on at the annual meeting other than those discussed in this proxy statement.

How may I revoke my signed proxy card?

You may revoke your proxy card or change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways:

•

First, you can send a written notice to our Corporate Secretary at 2550 North Loop West, Suite 400, Houston, Texas 77092, stating that you would like to revoke your proxy. Any written revocation must be received by the Corporate Secretary prior to the annual meeting to constitute a valid revocation of your proxy card.

•	Second, you can complete and submit a later-dated proxy card.

•	Third, you can attend the meeting and vote in person. Your attendance at the annual meeting will not alone revoke your proxy unless you vote at the meeting as described below.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions.

What does it mean if I get more than one proxy card?

It indicates that your shares are held in more than one account, such as two brokerage accounts registered in different names. You should complete each of the proxy cards to ensure that all of your shares are voted. We encourage you to register all of your brokerage accounts in the same name and address for better stockholder service. You may do this by contacting our transfer agent, Mellon Investor Services, LLC, at 480 Washington Blvd., Jersey City, NJ 07310-1900, Telephone: (800) 270-3449.

How do I vote in person?

If you plan to attend the annual meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the record date.

Quorum and Required Votes

How many votes are needed to hold the meeting?

A majority of the outstanding shares as of the record date must be represented at the meeting in order to hold the meeting and conduct business. This is called a quorum. As of March 30, 2007, there were 68,908,878 shares of Common Stock outstanding held of record by approximately 68 persons. Stockholders are entitled to one vote, exercisable in person or by proxy, for each share of Common Stock held on the record date.

Shares are counted as present at the annual meeting if:

•	The stockholder is present and votes in person at the meeting, or

•	The stockholder has properly submitted a proxy card, or

•	Under certain circumstances, the stockholder’s broker votes the shares.

Who will count the vote?

Representatives of Mellon Investor Services, LLC, our transfer agent, will tabulate the votes and act as inspectors of election.

How many votes must the nominees have to be elected?

The affirmative vote of holders of a plurality of the Common Stock present or represented by proxy at the meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. For any other matters presented for a vote of stockholders, the affirmative vote of holders of a majority of the Common Stock present or represented by proxy at the meeting and entitled to vote is required. Therefore, on any such matters, abstentions have the effect of a negative vote, and broker non-votes will not be taken into account.

How are proxies solicited?

Proxies may be solicited by mail, telephone, or other means by our officers, directors and other employees. No additional compensation will be paid to these individuals in connection with proxy solicitations. We will pay for distributing and soliciting proxies and will reimburse banks, brokers and other custodians their reasonable fees and expenses for forwarding proxy materials to stockholders.

Additional Questions and Information

If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including the procedures for voting your shares, you should contact:

Goodman Global, Inc.

2550 North Loop West

Suite 400

Houston, Texas 77092

Attention: Ben D. Campbell

Executive Vice President, Secretary and General Counsel

PROPOSAL 1

ELECTION OF CLASS I DIRECTORS

Board of Directors

Our Amended and Restated Certificate of Incorporation and Bylaws provide that, subject to the rights of the holders of any series of preferred stock to elect additional directors under specific circumstances, our Board of Directors serve in three classes having staggered terms of three years each and consist of a number of directors as determined by our Board of Directors but shall not be less than three. Currently, our Board of Directors has eleven directors. Each of the nominees for election to the Board of Directors is currently a director of the Company and has consented to serve if elected. If elected at the annual meeting, each of the nominees will be elected to hold office until the date of the third annual meeting following the annual meeting at which such director was elected and until his successor has been elected and takes office.

Voting

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the annual meeting. The three persons receiving the highest number of votes will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as may be nominated by our Board of Directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Recommendation and Proxies

The Board of Directors recommends a vote FOR each of the nominees named below. The persons named in the enclosed proxy card will vote all shares over which they have discretionary authority FOR the election of the nominees named below. Although our Board of Directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in accordance with their best judgment.

Set forth below is biographical information for each person nominated for a three-year term expiring at the 2010 annual meeting. Each of the director nominees is an existing director standing for re-election.

Nominees for Election

Name	Principal Occupation	Age	Director Since	Class
John B. Goodman	Mr. Goodman is the son of our founder and was Chairman of the Board of Goodman Global Holdings, Inc., a Texas corporation, which operated our business through its subsidiaries before December 2004. Mr. Goodman served as chief executive officer of the same company from 1999 to 2001. Prior to being chief executive officer, Mr. Goodman worked in a variety of capacities, including as Manager of International Sales.	43	December 2004	I

David W. Oskin	Mr. Oskin is president of Four Winds Ventures, L.L.C. Previously, from 1996 to 2003, he was Executive Vice President of International Paper Company, a forest products company. From 1992 to 1996, he was Managing Director and Chief Executive Officer of Carter Holt Harvey, a New Zealand based forest products company. Mr. Oskin is a director of Pacific Millennium Corporation, Samling Global Limited, Verso Paper Holdings and Big Earth Publishing and serves as chairman, Board of Trustees of Widener University.	64	April 2006	I

James H. Schultz	Mr. Schultz retired in 2001 as president of American Standard Companies’ Trane Commercial Air Conditioning Group, a position he had held since 1998. During his 31 years with American Standard, Mr. Schultz held a variety of leadership roles, including sales, operations and executive management. He has been a member of the Board of Directors for and is a past chairman of the Air Conditioning and Refrigeration Institute. Mr. Schultz is also a member of the Boards of Comfort Systems USA, Inc. and Twin City Fan, and he currently serves on The Iowa State University Engineering College Industry Advisory Board. He is a graduate of Iowa State University with a Bachelor of Science degree in Industrial Engineering.	58	June 2006	I

Current Directors

The following table sets forth certain information for the Class II and Class III directors, whose terms will expire at the Annual Meetings of Stockholders in 2008 and 2009, respectively.

Name	Principal Occupation	Age	Director Since	Class
Charles A. Carroll	In September 2001, Mr. Carroll joined Goodman Global Holdings, Inc., a Texas corporation, which operated our business through its subsidiaries prior to December 2004. He previously served as President and Chief Executive Officer of our previously held Amana appliance business (“Amana Appliances”) from January 2000 to July 2001, when substantially all of the assets of Amana Appliances were acquired by Maytag Corporation. From 1971 to March 1999, Mr. Carroll was employed by Rubbermaid, Inc. where, from 1993, he held the position of President and Chief Operating Officer.	57	December 2004	II

Michael D. Weiner	Mr. Weiner is the Chief Legal Officer and General Counsel of Ares Management LLC, an investment firm. Prior to joining Ares Management LLC in 2006, Mr. Weiner served as General Counsel to Apollo Management, L.P., an investment firm (“Apollo”), and had been an officer of the corporate general partners of Apollo since 1992. Prior to joining Apollo, Mr. Weiner was a partner in the law firm of Morgan, Lewis & Bockius. Mr. Weiner serves on several Boards of Directors, including SkyTerra Communication, Inc., Hughes Communications, Inc. and Educate, Inc.	54	April 2006	II

David Bechhofer	Mr. Bechhofer is a partner in the Global Industrial Goods and Services Practice of Bain & Company, a management consulting firm, and has been with the firm for almost 25 years. Based at the company’s Boston headquarters, Mr. Bechhofer previously served as managing director of Bain’s Atlanta office and also oversaw the firm’s worldwide marketing effort. Prior to joining Bain, he worked with Hewlett Packard Instruments Group and Israel Water Engineers.	50	February 2007	II

John J. Hannan	Mr. Hannan is a co-founder of and has been a senior partner at Apollo since 1990. Mr. Hannan also is a director of Apollo Investment Corporation, a public investment fund, and of Vail Resorts, Inc. In addition, he serves on the Board of Directors of several non-profit and community organizations. Mr. Hannan received a Bachelor of Business Administration degree, summa cum laude, from Adelphia University and a Master of Business Administration degree from the Harvard Business School.	54	June 2006	II

Laurence M. Berg	Mr. Berg is a senior partner with Apollo and has been associated with Apollo since 1992. Mr. Berg is also a director of Educate, Inc., Rexnord Holdings, Inc. and Jacuzzi Brands Corp.	40	December 2004	III

Name	Principal Occupation	Age	Director Since	Class
Anthony M. Civale	Mr. Civale is a partner with Apollo and has been associated with Apollo since 1999. Mr. Civale was previously a member of the corporate finance division of Deutsche Bank Securities, an investment banking firm. Mr. Civale is also a director of Berry Plastics Holding Corporation and Covalence Specialty Materials Corp.	32	December 2004	III

Steven Martinez	Mr. Martinez is a partner with Apollo and has been associated with Apollo since 2000. Mr. Martinez was previously a member of the Mergers & Acquisitions Group of Goldman, Sachs & Co., an investment banking firm. Mr. Martinez is also a director of Allied Waste Industries, Inc.	38	December 2004	III

Jeffrey Benjamin	Mr. Benjamin is a senior advisor with Apollo. Mr. Benjamin joined Apollo in 2002, after serving as managing director for Libra Securities, L.L.C., an investment banking firm. He served as co-chief executive officer of investment banking firm U.S. Bancorp Libra from 1999 until 2001. Mr. Benjamin is also a director of Dade Behring Holdings, Inc., EXCO Resources, Inc., and Virgin Media, Inc.	45	February 2007	III

CORPORATE GOVERNANCE

Board of Directors

During the fiscal year ended December 31, 2006, our Board of Directors held four meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors. It is the policy of our Board of Directors that directors are encouraged to attend each meeting of stockholders. We obtained a written consent from our majority stockholder in 2006 in lieu of holding an annual meeting.

Our non-management directors meet at regularly scheduled executive sessions without management present. The presiding director at these executive sessions is David W. Oskin.

Director Independence

An affiliate of Apollo and trusts established by certain members of the Goodman family together control a majority of the outstanding shares of our common stock, and therefore have the power to control our affairs and policies. Apollo and the Goodman family trusts also control the election of our directors and the appointment of our management. A majority of the members of our Board of Directors were designated by Apollo. We are a “controlled company” for purposes of the listing standards of the New York Stock Exchange (NYSE), and therefore not all of the members of our Compensation and our Corporate Governance and Nominating Committees are independent under the rules of the NYSE.

Our Audit Committee consists entirely of directors who have been determined by our Board to be independent under Rule 10A-3 of the Securities Exchange Act of 1934 (Exchange Act) and under the rules of the NYSE.

The Board considered the following relationship in determining the independence of independent directors: Mr. Schultz is a director of Comfort Systems USA, Inc., a company that conducts business from time to time with us in the ordinary course of business, in amounts that constitute less than one percent of our revenues. In light of the ordinary course nature of this business and the fact that the director serves only as a director of the other party to the transactions and has no economic interest in the transactions, the Corporate Governance and Nominating Committee and the Board of Directors determined that this relationship was not material and that Mr. Schultz is independent under the rules of the NYSE.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics applicable to all employees, executive officers and directors of the Company and each of its subsidiaries, including the Company’s principal executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions.

The purpose of the Code of Ethics is: (1) to deter wrongdoing; (2) to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (3) to promote full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with the SEC or otherwise communicate to the public; (4) to promote compliance with applicable governmental laws, rules and regulations; (5) to promote prompt internal reporting of violations of the code to an appropriate person; and (6) to promote accountability for adherence to the Code.

The Company will provide a copy of the Code of Business Conduct and Ethics without charge to any person upon request by contacting the Company’s Corporate Secretary at our executive office. The Code of Business Conduct and Ethics is available on the Company’s website at www.goodmanglobal.com.

Committees of the Board

Our Board of Directors currently has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. During

2006, the Audit Committee met six times, the Compensation Committee met two times, and the Corporate Governance and Nominating Committee and Executive Committee did not meet. Each director attended at least 75% of the aggregate number of meetings of the committees of the Board of Directors on which he served during 2006, except for Mr. Berg who did not attend one Audit Committee meeting held in 2006 during his service on that committee before our initial public offering.

Executive Committee

Membership

The Executive Committee currently consists of three directors, Messrs. Berg, Carroll and Civale.

Responsibilities

The Executive Committee assists our Board of Directors in fulfilling its oversight and monitoring responsibilities between meetings of the full Board and while the Board is not in session. The Committee is authorized by the Board to have all of the powers and exercise all of the duties of the Board in the management of the business of the Company, to the extent permitted by law.

Audit Committee

Membership

The Audit Committee currently consists of three directors, Messrs. Oskin (Chairman), Bechhofer and Schultz. Mr. Schultz was appointed to the Audit Committee in June 2006, replacing Mr. Civale; Mr. Bechhofer was appointed to the Audit Committee in February 2007, replacing Mr. Martinez; and Mr. Oskin was appointed to the Audit Committee in April 2006, replacing Mr. Berg. Messrs. Oskin, Bechhofer and Schultz have been determined by our Board of Directors to be independent pursuant to Rule 10A-3 of the Exchange Act and under the rules of the NYSE. Our Board of Directors has determined that Mr. Oskin has accounting or related financial management expertise and qualifies as an independent audit committee financial expert as defined under the Exchange Act.

Responsibilities

The Audit Committee assists our Board of Directors in fulfilling its oversight and monitoring responsibilities by overseeing and evaluating

•	the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to stockholders and others;

•	the review of the Company’s internal audit function;

•	the Company’s compliance with applicable laws and regulations;

•	the functioning of our systems of internal accounting and financial controls; and

•	the engagement, compensation, performance, qualifications and independence of our independent auditors.

The independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee meets privately with management and the independent auditors and may meet with our personnel as it deems necessary.

Charter

The Board of Directors has adopted a charter for the Audit Committee, a copy of which is available on our website www.goodmanglobal.com.

Compensation Committee

Membership

The Compensation Committee consists of four members of the Board of Directors, Messrs. Martinez (Chairman), Berg, Goodman and Oskin. In 2007, Mr. Oskin was appointed to the Committee and participated in compensation decisions for 2007. Mr. Oskin has been determined by our Board of Directors to be independent under the rules established by the NYSE.

Authority

The Committee has authority delegated by the Board to fulfill its purposes, and may delegate some or all or its authority to subcommittees when it deems appropriate. The Committee reviews the performance of the Company’s executive officers and key employees and makes recommendations to the Board of Directors regarding the compensation of executive officers and other compensation arrangements. The Board, which currently includes three independent directors as determined under the standards of the NYSE, then reviews and takes action on the Committee’s recommendations. The Committee also administers the Company’s 2004 Stock Option Plan and 2006 Incentive Award Plan.

Meetings

Compensation Committee meetings are regularly attended by the President and Chief Executive Officer and the Executive Vice President, Human Resources. On a regular basis, the Compensation Committee also meets in executive session. The Executive Vice President of Human Resources supports the Compensation Committee in its duties and, along with the President and Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. In 2006 and 2007, the CEO provided recommendations to the Committee and participated in discussions and evaluations regarding the compensation of the other NEOs.

Responsibilities

The Committee’s responsibilities under its charter are to:

•	Review and approve corporate goals and objectives relevant to the compensation of the CEO,

•	Evaluate the performance of the CEO and other executive officers and key employees and to recommend to the Board the annual compensation of the CEO and other executive officers,

•	Recommend to the Board the financial and other performance targets in connection with annual cash incentives and equity awards,

•	Administer the Company’s 2004 Stock Option Plan and any other stock-based plans,

•	Administer the 2006 Incentive Award Plan and any other incentive-based plans,

•	Recommend to the Board all benefits, options, stock award grants and perquisites, and all employment agreements, severance arrangements, and change-in-control agreements, and

•	Produce a compensation committee report as required by the SEC.

Charter

The Board of Directors has adopted a charter for the Compensation Committee, a copy of which is available on our website www.goodmanglobal.com.

Compensation Consultant

For 2007, our Compensation Committee engaged Hewitt Associates (the Compensation Consultant) to provide an assessment of its compensation programs and to advise the Committee. Under its charter, the Committee has the sole authority to engage the Compensation Consultant and to determine the consultant’s fees and expenses.

Corporate Governance and Nominating Committee

Membership

The Corporate Governance and Nominating Committee consists of Messrs. Civale (Chairman), Hannan, Schultz and Weiner and Mr. Benjamin (as of February 2007). The Board of Directors has determined that Mr. Schultz is independent under the rules of the NYSE.

Responsibilities

The duties of the Corporate Governance and Nominating Committee include

•	identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors,

•	selecting nominees for election as directors at the next annual meeting of stockholders, and selecting candidates to fill any vacancies on the Board,

•	identifying best practices and recommending corporate governance principles, including giving proper attention and making effective responses to shareholder concerns regarding corporate governance,

•	developing and recommending to our Board of Directors a set of corporate governance guidelines and principles applicable to us, and

•	overseeing the evaluation of our Board of Directors and management.

Director Nominations

Any stockholder desiring to suggest a nominee or otherwise communicate with the Corporate Governance and Nominating Committee should contact our Executive Vice President, Secretary and General Counsel, Ben D. Campbell. Such nominees will be evaluated in the same manner as the nominees recommended by the Board. Stockholders must submit any nominations for director candidates in accordance with our Bylaws and the procedures described below under the title “Other Matters—Stockholder Proposals and Director Nominations.”

Nomination Criteria

The Corporate Governance and Nominating Committee may consider the overall composition of the Board of Directors and may also consider the following criteria, among others they deem appropriate, in recommending candidates for election to the Board of Directors:

•	personal and professional integrity, ethics and values,

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company,

•	experience in our industry and with relevant social policy concerns,

•	experience as a Board member of another publicly held company,

•	academic expertise in an area of our operations, and

•	practical and mature business judgment.

The Corporate Governance and Nominating Committee may seek the input of the other members of the Board and management in identifying and attracting director candidates that are consistent with the criteria outlined above. In addition, the Corporate Governance and Nominating Committee may use the services of consultants or a search firm, although it has not done so in the past.

Charter

Our Board of Directors has adopted Corporate Governance Guidelines, which is available without charge upon request by contacting the Company’s Corporate Secretary at our executive offices, and a charter for the Corporate Governance and Nominating Committee, each of which is available on our website at www.goodmanglobal.com.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Compensation Programs

In 2006, we compensated our senior executives, including the five most highly compensated executive officers (the named executive officers, or NEOs), at levels we believe to be competitive within the HVAC industry and in general industry. Our primary objective for executive compensation in 2006 was to compensate and retain our senior executive officers during and after our initial public offering of common stock (IPO), which was completed in April 2006.

The Company’s business strategy depends to a significant degree upon its executive officers and key employees, and their relationships with distributors. Therefore, we seek to retain our senior executives over the long term and believe that continuity of management is in the interests of our shareholders.

We designed our executive compensation programs to provide a base salary for the NEOs as well as cash and equity incentives. Our executive compensation for 2006 was determined before our IPO, and we determined executive compensation with a view to each NEO’s past compensation levels and our future business strategy. The total compensation and benefits to our NEOs in 2006 was designed to be competitive and to exceed median market compensation for talented and experienced senior executives.

At the time of our IPO, we did not conduct a formal benchmark or review of peer companies for HVAC or other durable goods manufacturers and did not engage a compensation consultant for 2006. For 2007, our Compensation Committee engaged Hewitt Associates (the Compensation Consultant) to provide an assessment of our compensation programs.

Compensation Philosophy

Our overall compensation philosophy is to use straightforward compensation programs that offer appropriate incentives to our executives and provide transparency to our shareholders. In implementing our philosophy, we have not emphasized perquisites, personal benefits, defined benefit plans or supplemental plans for executives. For 2006 and in the period before our IPO, our executive compensation emphasized cash and equity compensation and consisted primarily of the following:

•	Base salary to provide stable income to our NEOs in the current year,

•	Annual performance-based cash incentives tied to our profitability, which were granted under our stockholder-approved 2006 Incentive Award Plan, and

•

Equity awards in the form of stock options (which were granted in December 2004 and in December 2005, prior to our IPO) to provide retention benefits and long-term incentives to build share price and shareholder value.

For 2007, the Compensation Committee continued to emphasize a mix of base salary and cash incentives, and equity grants continued to vest. A significant proportion of each NEO’s compensation for 2006 was “at risk” incentive compensation that depended upon the Company’s profitability for the year. In addition, from time to time through the grant of equity awards, the Committee seeks to encourage the achievement of long-term business objectives that enhance stock price and shareholder value on a continuing basis.

Benchmarking

For 2007, the Compensation Committee reviewed a summary provided by the Compensation Consultant of executive compensation paid by companies against which the Compensation Committee believes the Company competes for executive talent and stockholder investment. The Compensation Committee considered composite measures of executive compensation in three comparator groups: durable goods manufacturers, general industry, and companies with significant venture capital investors.

Compensation Programs

Design of Compensation Programs

Our compensation programs in 2006 were designed to reward the efforts of the NEOs to complete our initial public offering and to build the Company. Specifically,

•	Base salary was designed at levels to attract, retain and motivate employees capable of managing the Company’s transition to, and operation as, a public company,

•	Annual cash incentives based on pre-determined performance targets were designed to reward execution of the Company’s strategy and achievement of profitability objectives, and

•

Equity awards in the form of stock options (which were granted in December 2004 and in December 2005, prior to our initial public offering) were designed to provide retention benefits and long-term incentives to build share price and shareholder value.

Impact of Performance on Compensation

A significant proportion of each NEO’s compensation in 2006 was “at risk” and depended on the Company’s performance. Each NEO’s annual cash incentives were tied to pre-established EBITDA targets and were designed to emphasize profitability. The EBITDA targets provided incentives to increase revenues and also to control costs, to the degree that costs were within the control of the executive officers. Cash incentive compensation earned by the NEOs in 2006 exceeded target levels established under the 2006 Incentive Award Plan, based on the Company’s EBITDA for the year.

Any increase to the stock price as a result of the efforts of the NEOs to improve the Company’s performance also increased the value of the NEOs’ stock options, and therefore rewarded the NEO for contributing to shareholder value. In addition, half of the stock options granted to our NEOs in 2004 are performance-based options, for which vesting may be accelerated depending on the Company’s achievement of annual EBITDA and ROIC targets, as determined by our Board of Directors. See the description below of these performance metrics.

Elements of Compensation

Compensation paid or awarded to the NEOs during 2006 or the end of 2005 included base salary, an annual cash incentive award, and stock options, as further described below.

Base salary of the NEOs

Each NEO received a significant portion of his total compensation in the form of base salary. Salary was designed to provide a stable income and to attract and retain talented and experienced executives capable of managing the Company’s transition to, and operation as, a public company, and strategic growth.

We determined the salary for each NEO based on the salary of comparable positions in the marketplace and adjusted this amount to reflect the individual’s experience, performance, potential contributions to the Company and ability to meet the anticipated future needs of the Company. The base salary for Mr. Carroll and the other NEOs was increased effective as of March 1, 2006 and April 1, 2006, respectively, based on our annual review of these factors by the Compensation Committee and the Board of Directors.

Annual Cash Incentive and Description of Performance Metrics

Cash Incentive Awards. A significant proportion of each NEO’s compensation was paid as a cash incentive award and depended upon the Company’s profitability, as measured by EBITDA. This amount was “at risk” and was designed to reward the executives for reaching pre-established levels of profitability. Awards may be paid based on achieving threshold, target, target plus, superior or excellence levels for EBITDA. We set the

EBITDA goals at levels that reflected our internal, confidential business plan at the time the awards were established. The EBITDA target level for our cash incentive award was set at $220 million for 2006 and required a challenging but achievable level of financial performance. The highest specified level, excellence, represents truly exceptional performance beyond reasonably likely levels of achievement, and we have never achieved this level of performance. Historically, the Company has generally achieved performance between the target and target plus levels.

In setting possible bonus awards to NEOs, we considered the potential bonuses available for comparable positions in the marketplace and the total compensation for comparable positions, including other elements of compensation and perquisites which may be provided. The possible awards were based on a multiple of the NEO’s base salary for the 2006 period. As a multiple of salary, the possible payment in 2006 was 0.375 times at threshold, 1.00 times at target and 3.751 times at excellence level for Mr. Carroll and 0.25 times at threshold, 0.75 times at target and 3.00 times at excellence level for each other NEO. The amount of possible payouts, assuming EBITDA goals were met at threshold, target or excellence levels for 2006, are indicated in the Grants of Plan-Based Awards Table.

Performance Metrics. Two financial metrics are commonly referenced in defining Company performance for compensation of NEOs. The primary metrics used are EBITDA and, to a lesser extent, ROIC. These metrics and their use in annual and long-term incentive programs are described below.

•

EBITDA: EBITDA as used in our executive compensation programs is consolidated net income before interest, taxes, depreciation and amortization as reflected in the Company’s audited consolidated financial statements for such period. As required by these executive compensation programs, management and similar fees paid to Apollo were added back in calculating EBITDA for 2006. Consolidated net income will be determined in accordance with generally accepted accounting principles except that gains and losses from extraordinary, unusual or nonrecurring items may be excluded in the discretion of the Compensation Committee of the Board. EBITDA is used as a performance metric for purposes of the annual cash incentive award and for accelerated vesting of one-half of the stock options granted to NEOs in 2004.

•

ROIC: Return on Invested Capital (ROIC) measures stockholder value creation. It is a non-GAAP measure that supplements traditional accounting measures to evaluate a return on the capital invested in the business. ROIC is generally defined as our consolidated net income on the Company’s financial statements for the year, divided by the weighted average invested capital used by us to generate the profit or loss. Capital is generally equivalent to the consolidated total assets identified on our balance sheet, minus cash, intangibles (including goodwill), deferred income tax assets, deferred financing costs, trade accounts payable and current accrued expenses. Extraordinary, unusual or non-recurring items may be excluded in the discretion of the Committee. We adopted ROIC as a performance measure and incentive for senior management to improve the Company’s earnings through the efficient allocation of capital. ROIC is a compensation metric used, together with EBITDA, for accelerating vesting of one-half of the stock options granted in 2004.

Long-Term Incentives—Stock Options

We may make equity awards to our management from time to time under our stockholder-approved 2006 Incentive Award Plan. No stock options were granted in 2006. Each NEO received stock option grants in December 2004 and in December 2005, before our initial public offering. These stock options were designed to reward the NEO for improving the Company’s performance and, as a result, increasing stock price for the benefit of shareholders. Half of the stock options granted in 2004 are performance-based options, for which vesting may be accelerated by the Company’s achievement of annual EBITDA and ROIC targets established in 2004. These pre-determined EBITDA and ROIC targets were based on revenue and expense assumptions about the future business of the Company as of the date the options were granted and are subject to adjustment by the Board in some circumstances. See description above of these financial metrics. For the 2004 performance-based options, the pre-established ROIC performance target of 10.2% was met in 2006. However, the Company achieved 2006 EBITDA of $225.5 million, which amount was less than the pre-determined 2006 EBITDA target of $230 million. Because 2006 EBITDA was reduced by unexpected and unprecedented increases in commodity prices and IPO-related expenses not contemplated when the 2006 ROIC and EBITDA performance targets were initially determined, and in view of the Company’s actual financial performance notwithstanding such factors, the Board exercised its discretion to approve the vesting of the 2006 installment of the 2004 performance-based stock options.

Option Grants in 2004: In December 2004, we granted non-qualified options to purchase our common stock to certain management employees. The exercise price of these options is $5.28 per share (which is equal to the purchase price paid in the acquisition of the Company in that year). All or a portion of the options may become vested and exercisable earlier than scheduled upon certain sales of the assets or capital stock of the Company.

•

One-half of the options granted to management employees are time vesting options that become vested and exercisable in equal annual installments on each December 31 beginning in 2005 and ending in 2008, subject to continued employment.

•

The other half of the options granted to management employees are performance vesting options that will become vested and exercisable on the eighth anniversary of the date of grant, subject to continued employment. However, an installment of 20% of each performance vesting option (i.e., 10% of the total shares subject to the non-qualified stock option) will be eligible to become vested and exercisable with respect to each of the fiscal years 2005 through 2008 if we attain certain financial performance targets tied to EBITDA and ROIC (the financial metrics described above). As a result of the completion of our initial public offering, 10% of the options vested, and the Board of Directors determined that vesting requirements were met with respect to 2005 and 2006.

Option Grants in 2005: In December 2005, we granted additional non-qualified stock options to our NEOs and to certain management employees at an exercise price of $14.52 per share. These options are all time vesting options that generally become vested and exercisable in four equal annual installments on each December 22, beginning in 2006 and ending in 2009, subject to continued employment. The maximum term of these options is ten years.

Personal benefits and perquisites

The NEOs did not receive any perquisites and personal benefits in 2006 other than those broadly available to all employees. The Company emphasizes cash compensation and equity compensation, and therefore perquisites and personal benefits constituted an immaterial portion of each NEO’s total compensation.

Employment Agreements

Employment Agreements. We have employment agreements with Messrs. Carroll and Blackburn. We believe it is in the best interest of the Company and its shareholders to enter into these employment agreements to help assure that the Company will have the continued services of the executive without distraction from any potential significant corporate events that may arise, and the executive will be provided with compensation and benefits arrangements consistent with the executive’s expectations.

The employment agreements each have an initial term of three years with automatic extensions of one year each unless notice is given by either party at least 180 days prior to expiration.

•

The employment agreements provide for the payment of an annual base salary for Mr. Carroll and Mr. Blackburn, and for annual target bonuses that are payable in the event that certain financial and other performance targets are met.

•	Under the agreements, the executives were each granted a non-qualified stock option under the 2004 Stock Option Plan to purchase shares of our common stock.

•

As amended in 2006, each employment agreement provides that the executive shall receive an amount equal to two times base salary plus annual target bonus following the executive’s termination of employment under certain circumstances.

•

Each of the employment agreements also contains restrictive covenants providing that the executive will be subject to certain non-competition and non-solicitation restrictions for two years following the executive’s termination of employment.

•

Additionally, Mr. Carroll’s employment agreement, as amended, provides that, following Mr. Carroll’s termination of employment under certain circumstances, Mr. Carroll and his eligible dependents will receive continued group health benefits until Mr. Carroll reaches age 65.

Severance Agreements. We have entered into severance agreements with each of the following executive officers: Ben D. Campbell, Donald R. King, William L. Topper, Samuel G. Bikman, Gary L. Clark, James L. Mishler, Terrance M. Smith and Peter H. Alexander.

•	The severance agreements each have an initial term of two years with automatic extensions of one year each unless notice is given by either party at least 90 days prior to expiration of the term.

•

As amended in 2006, each severance agreement provides for the payment of one times base salary plus an annual target bonus following the executive’s termination of employment under certain circumstances.

Non-Competition Agreements. We have entered into non-competition agreements with each of the following executive officers: Ben D. Campbell, Donald R. King, William L. Topper, Mark M. Dolan, Samuel G. Bikman, Gary L. Clark, James L. Mishler, Terrance M. Smith, Peter H. Alexander, Michael J. Bride, Ardee Toppe and Neelkanth S. Gupte. These non-competition agreements provide that each executive shall be subject to certain non-solicitation and non-competition restrictions for a period of two years following the executive’s termination of employment.

Timing of Equity Awards

Equity awards were granted to our NEOs in December 2005 before our IPO, and no grants were made in 2006. For 2007, the Company’s practice will be to make any grants of equity awards during the period after the release of earnings, with an exercise price equal to the closing market price on the day before the grant.

Impact of Tax and Accounting Rules

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to the NEOs unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations, as well as pursuant to a plan approved by the Company’s stockholders. A small portion of the salary that was paid to our CEO in 2006 was not deductible for tax purposes because it exceeded this limit and therefore is not qualified under Internal Revenue Code Section 162(m). Cash incentives paid with respect to 2006 were granted under the stockholder-approved 2006 Incentive Award Plan and were fully deductible for purposes of 162(m).

For 2007, although a portion of the salary of the CEO will not be deductible for purposes of Section 162(m), the Committee considered that the importance of a stable base salary for the CEO outweighed the cost of the non-deductible compensation to the Company. We have qualified certain compensation paid to senior executives for deductibility under Section 162(m), including certain annual cash incentive payments and certain compensation expense related to performance-based options granted in 2004.

Because we were not a public company until April 2006, we are subject to transition rules under Section 162(m). Although the Compensation Committee considers elements of executive compensation that preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility, even if it might result in the non-deductibility of compensation amounts under the Code.

FAS 123(R). Options granted in 2004 and 2005 before the IPO resulted in compensation expense to the Company under FAS 123(R).

Conclusion

The Compensation Committee considered the balance of elements of cash and equity compensation in determining awards for 2006. The Compensation Committee did not grant any options or other equity awards in 2006 in view of outstanding option grants made in 2004 and December 2005, which continued to vest in 2006.

We believe that the elements and amounts of compensation paid to our executives align with our stated compensation philosophy and objectives.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee held two meetings during fiscal year 2006. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement to be delivered to stockholders.

Members of the Compensation Committee of the Board of Directors:

Steven Martinez (Chairman) Laurence M. Berg John B. Goodman David W. Oskin

March 19, 2007

EXECUTIVE COMPENSATION

Summary Compensation Table

The following tables set forth the aggregate compensation during 2006 awarded to, earned by, or paid to the chief executive officer, the chief financial officer and our three most highly compensated executive officers other than the chief executive officer and the chief financial officer who were serving as executive officers at the end of the last completed fiscal year.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Total ($)
Charles A. Carroll President and Chief Executive Officer	2006	$1,004,166	$799,319	$1,347,591	$3,151,076

Lawrence M. Blackburn Executive Vice President and Chief Financial Officer	2006	$426,900	$477,707	$436,955	$1,341,562

Ben D. Campbell Executive Vice President, Secretary and General Counsel	2006	$346,152	$185,252	$354,358	$885,762

Donald R. King Executive Vice President, Human Resources	2006	$311,927	$185,252	$319,287	$816,466

William L. Topper Senior Vice President, Operations	2006	$355,650	$110,209	$364,044	$829,903

(1)	The amounts in this column reflect the expense recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R), of outstanding stock options granted in 2004 and 2005. The assumptions used in calculating these amounts under FAS 123(R) are set forth in Note 2 to our Financial Statements, included in our annual report on Form 10-K for the year ended December 31, 2006.
(2)	Amounts listed under the column “Non-Equity Incentive Plan Compensation” constitute annual incentive payments earned in 2006 and paid in November 2006 and March 2007.

Grants of Plan-Based Awards for Fiscal Year 2006

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold (%$)	Target ($)	Maximum ($) (1)
Charles A. Carroll	2/1/2006	$376,562	$1,004,166	$3,750,000
Lawrence M. Blackburn	2/1/2006	$106,720	$320,161	$1,280,643
Ben D. Campbell	2/1/2006	$86,547	$259,641	$1,038,564
Donald R. King	2/1/2006	$77,981	$233,944	$935,775
William L. Topper	2/1/2006	$88,913	$266,738	$1,066,950

(1)	Amounts earned for 2006 were between the target and the target plus level specified under the 2006 Incentive Award Plan. Amounts shown in the table as Maximum Payout reflect the excellence level specified under the 2006 Incentive Award Plan. The potential payout of annual cash incentive to an executive officer under the 2006 Incentive Award Plan could exceed the excellence level if approved by the Board. The annual payout for each executive officer is capped at $3,750,000 under the Plan.

As shown in the Summary Compensation Table, the primary elements of compensation of the NEOs are cash in the form of base salary and incentive bonus. For 2006, amounts paid as performance-based cash compensation exceeded base salary. There were no equity grants in 2006, and the value of stock awards shown for 2006 reflect the 123(R) value of stock options previously granted in 2004 and 2005.

The amounts shown in the Grants of Plan-Based Awards Table represent payouts at the threshold, target and highest specified (excellence) levels for the annual cash incentives earned by the NEOs in 2006. The potential payouts were performance-driven, based on achievement of pre-established EBITDA levels, and therefore completely at risk. If threshold levels of performance were not met, then the payout could have been zero. If the Company’s EBITDA performance exceeded the level corresponding to the highest specified payout (the excellence level), the Board had the discretion to award an amount greater than the highest specified payout; provided that no individual could receive an amount in excess of $3,750,000 annually. A portion of the annual incentive compensation for 2006 was paid in November 2006 and March 2007 and reflected performance above the target level and below the maximum, or excellence, level.

Outstanding Equity Awards at Fiscal Year-End 2006

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Charles A. Carroll
2004(1)	742,661	337,573	270,060	$5.28	12/23/14
2005(2)	18,951	56,852		$14.52	12/29/15
Lawrence M. Blackburn
2004(1)	424,378	192,899	154,318	$5.28	12/23/14
2005(2)	18,951	56,852		$14.52	12/29/15
Ben D. Campbell
2004(1)	159,143	72,337	57,869	$5.28	12/23/14
2005(2)	9,476	28,425		$14.52	12/29/15
Donald R. King
2004(1)	159,143	72,337	57,869	$5.28	12/23/14
2005(2)	9,476	28,425		$14.52	12/29/15
William L. Topper
2004(1)	84,876	38,580	30,864	$5.28	12/23/14
2005(2)	9,476	28,425		$14.52	12/29/15

(1)	55% of the shares subject to these options are fully vested and exercisable. The remaining 45% of the shares subject to these options will vest annually over a two-year period beginning on December 31, 2007 as follows: (a) 12.5% of the shares will vest annually so that 25% will be fully vested on December 31, 2008; and (b) 10% of the shares will vest annually to the extent the Company achieves certain annual performance measures, so that 20% will be fully vested on December 31, 2008. If the Company does not achieve these performance measures, these options will become fully vested on December 23, 2012.
(2)	25% of the shares subject to these options are fully vested and exercisable. The remaining 75% of the shares subject to these options will vest in equal installments annually over a three-year period beginning on December 22, 2007, so that 100% of the shares subject to these options will be fully vested on December 22, 2009.

Option Exercises

There were no options exercised by our executive officers in 2006.

Potential Payments Upon Termination or Change in Control

We have employment agreements with Messrs. Carroll and Blackburn. As amended in 2006, each employment agreement provides that the executive shall receive an amount equal to two times base salary plus annual target bonus following the executive’s termination of employment by the Company without cause or by the executive for good reason, as provided in the agreements. In the event of a change of control, Messrs. Carroll and Blackburn may resign for good reason and receive these amounts if the purchaser does not assume these severance provisions and if executive does not accept employment with such purchaser. Additionally, Mr. Carroll’s employment agreement, as amended, provides that, following Mr. Carroll’s termination of employment, Mr. Carroll and his eligible dependents will receive continued group health benefits through Mr. Carroll’s attainment of age 65.

We have also entered into severance agreements with each of the following named executive officers: Ben D. Campbell, Donald R. King and William L. Topper, as well as with Samuel G. Bikman, Gary L. Clark, James L. Mishler, Terrance M. Smith and Peter H. Alexander. These severance agreements provide that the executive shall receive an amount equal to his current base salary plus annual target bonus following the executive’s termination of employment by the Company without cause or by the executive for good reason, as provided in the agreements.

The amounts payable to the NEOs upon termination (including termination following a change of control) are summarized in the table below.

Potential Payments on Change of Control or Severance

	Severance and Change of Control						Change of Control Vesting (1)
Name	Trigger	Duration	Salary $	Bonus $	Medical Benefits	Total
Charles A. Carroll	Termination	2 Years	$2,147,800	$2,147,000	$51,605	$4,347,205	$4,176,234
Lawrence M. Blackburn	Termination	2 Years	$893,600	$670,200	$—	$1,563,800	$2,451,719
Ben D. Campbell	Termination	1 Year	$361,350	$271,013	$—	$632,263	$938,436
Donald R. King	Termination	1 Year	$326,500	$244,875	$—	$571,375	$938,436
William L. Topper	Termination	1 Year	$371,171	$278,378	$—	$649,549	$536,053

(1)	The amounts in this column reflect vesting of time-vested options held by Messrs. Carroll, Blackburn, Campbell, King and Topper upon a change of control, as if a change of control had occurred and the options had vested as of December 31, 2006, based upon our stock price at year-end. In addition, the performance-vested options eligible to vest on December 31 of the current year would vest upon a change of control occurring prior to that date. If the change of control occurs after July 1 of any year, the Compensation Committee may determine that vesting occurred for any performance options that did not vest in the prior year if performance targets would likely be met for the current year.

Under the applicable agreement, the amounts payable on termination will be payable for two years in the case of Messrs. Carroll and Blackburn and for one year in the case of the other executive officers subject to severance agreements. Generally, the amounts will be paid monthly, except that payment is required in a lump sum within 30 days if the executive is terminated without cause or terminates his employment for good reason within two years following a change of control.

Payment of these amounts will terminate under the agreements if the executive engages in a competitive business, recruits or solicits employees, discloses non-public information of the Company, or disparages the Company, and is therefore subject to the executive’s compliance with these provisions. The provisions regarding non-competition and non-solicitation of employees may be altered or waived with the prior written consent of the Board of Directors or the Compensation Committee.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	4,613,786	$6.72	2,077,589
Equity compensation plans not approved by security holders(2)	—	—	—
Total	4,613,786	$6.72	2,077,589

(1)	Includes 4,582,674 outstanding options issued under the 2004 Plan, 20,000 options to purchase common stock issued under the 2006 Incentive Award Plan, and 11,112 shares of restricted stock issued to our directors. Because restricted stock awards have no exercise price, they are not included in the weighted average exercise price calculation.
(2)	All of our equity compensation plans were approved by our stockholders.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(5)		Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
David Bechhofer (2)	—	—		—	—	—	—
Jeffrey Benjamin (2)	—	—		—	—	—	—
Laurence M. Berg (10)	$46,250	—		—	—	—	$46,250
Anthony M. Civale (10)	$43,250	—		—	—	—	$43,250
John B. Goodman (10)	$52,500	—		—	—	—	$52,500
John J. Hannan (3)(9)	$23,000	$24,599	(7)	—	—	—	$47,599
Steven Martinez (10)	$53,250	—		—	—	—	$53,250
David W. Oskin (9)	$50,500	$44,899	(8)	—	—	—	$95,399
James H. Schultz (3)(9)	$28,000	$24,599	(7)	—	—	—	$52,599
Michael D. Weiner (9)	$35,000	$44,899	(8)	—	—	—	$79,899
Charles A. Carroll (4)

(1)	Fees earned or paid in cash consists of the following amounts: (a) an annual retainer of $40,000 ($25,000 before our initial public offering), paid quarterly, (b) Board and Committee meeting fees of $2,000 for each meeting attended by a director in person and $1,000 for each meeting held telephonically, and (c) $10,000 paid to the Chairman of the Audit Committee.
(2)	Messrs. Bechhofer and Benjamin were appointed to the Board of Directors in February 2007 and therefore received no compensation with respect to 2006.
(3)	Messrs. Hannan and Schultz were appointed to the Board of Directors in June 2006 and received retainer amounts on a quarterly basis thereafter.
(4)	Mr. Carroll is our President and Chief Executive Officer and receives no additional compensation for serving as a director. Mr. Carroll’s compensation is described above under “Executive Compensation—Summary Compensation Table.”
(5)	The amounts in this column reflect the expense recognized for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R). The assumptions used in calculating these amounts under FAS 123(R) are set forth in Note 2 to our Financial Statements, included in our annual report on Form 10-K for the year ended December 31, 2006.
(6)	Stock options issued to Messrs. Berg, Civale, Goodman and Martinez in 2005 vested immediately. Accordingly, no amounts were recognized with respect to these options for financial statement reporting purposes for the year ended December 31, 2006, in accordance with FAS 123(R).
(7)	A restricted stock grant of 2,778 shares of common stock was made on June 30, 2006. These shares will vest on June 30, 2007. These shares have an aggregate grant date fair value of $42,170 under FAS 123(R).
(8)	A restricted stock grant of 2,778 shares of common stock was made on April 21, 2006. These shares will vest on April 11, 2007. These shares have an aggregate grant date fair value of $59,866 under FAS 123(R).
(9)	The aggregate number of restricted stock awards outstanding and held by each of Messrs. Hannan, Oskin, Schultz and Weiner was 2,778 shares at December 31, 2006.
(10)	The aggregate number of stock options outstanding and held by each of Messrs. Berg, Civale, Goodman and Martinez was 30,321 options at December 31, 2006.

Discussion of Director Compensation

Before our initial public offering, Messrs. Berg, Martinez, Civale and Goodman, who were then our outside directors, received a $25,000 director fee, plus $2,000 for each meeting attended or $1,000 for attendance by telephone, plus reimbursement for expenses incurred in connection with attendance at meeting of the Board of Directors. These outside directors also received an option grant exercisable for 4,000 (pre-split) shares of common stock (30,321 shares after giving effect to the stock split).

Following our initial public offering in April 2006, non-employee directors received an annual retainer fee of $40,000, which is paid quarterly following appointment or election to the Board. In addition, the Chairman of the Audit Committee received an additional annual fee of $10,000. Non-employee directors received a fee of $2,000 for each board or committee meeting attended in person and a fee of $1,000 for attendance at a Board or committee meeting held telephonically. Messrs. Bechhofer, Benjamin, Hannan, Oskin, Schultz and Weiner each received restricted stock awards under our 2006 Incentive Award Plan upon their appointment to the Board of Directors that were valued at $50,000 at our IPO price. These restricted stock awards will vest on the first anniversary of such director’s appointment to our Board of Directors.

Each of our non-employee directors may receive annual restricted stock awards under our 2006 Incentive Award Plan to be determined in 2007 and thereafter, so long as he or she continues to serve as director.

All directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the Board or committees and for other reasonable expenses incurred in connection with service on the Board and any committees. Each director will be fully indemnified by us for actions associated with being a member of our Board to the extent permitted under Delaware law, as provided in our amended and restated certificate of incorporation, our amended and restated bylaws and the indemnification agreements by and between us and each of our directors.

Employee directors such as Mr. Carroll do not receive compensation for service on our Board or committees. Mr. Carroll’s compensation as our CEO is described in the Summary Compensation Table for NEOs.

MANAGEMENT

Executive Officers

The following table sets forth the names, ages and positions of each executive officer of the Company, all of whom serve at the request of our Board of Directors and are subject to annual appointment by the Board of Directors:

Name	Age	Position
Charles A. Carroll	57	President, Chief Executive Officer and Director
Lawrence M. Blackburn	52	Executive Vice President and Chief Financial Officer
Ben D. Campbell	50	Executive Vice President, Secretary and General Counsel
Donald R. King	50	Executive Vice President, Human Resources
Peter H. Alexander	68	Senior Vice President, Independent Distribution
Samuel G. Bikman	38	Senior Vice President, Logistics and Business Development
Gary L. Clark	44	Senior Vice President, Marketing
James L. Mishler	52	Senior Vice President and President of Company Owned Distribution
Terrance M. Smith	57	Senior Vice President and Chief Information Officer
William L. Topper	50	Senior Vice President, Operations
Michael J. Bride	43	Vice President, Sales—Amana
Mark M. Dolan	47	Vice President, Corporate Controller and Treasurer
Ardee Toppe	43	Vice President and President and General Manager of Quietflex
Neelkanth S. Gupte	43	Vice President Engineering

Mr. Charles A. Carroll joined us in September 2001 after having served as President and Chief Executive Officer of Amana Appliances from January 2000 to July 2001, when substantially all of the assets of Amana Appliances were acquired by Maytag Corporation. From 1971 to March 1999, Mr. Carroll was employed by Rubbermaid, Inc. where, from 1993, he held the position of President and Chief Operating Officer.

Mr. Lawrence M. Blackburn joined us in September 2001 after having served as Vice President and Chief Financial Officer of Amana Appliances from February 2000 to July 2001. From April 1983 to August 1999, Mr. Blackburn was with Newell Rubbermaid Inc. and previously Rubbermaid, Inc., where he had most recently been President and General Manager of its wholly owned subsidiary, Little Tikes Commercial Play Systems, Inc.

Mr. Ben D. Campbell joined us in November 2000 as Executive Vice President, Secretary and General Counsel. Mr. Campbell served as Assistant General Counsel of Centex Corporation from 1998 to 2000 and Senior Group Counsel for J.C. Penney Company, Inc. from 1988 to 1998. Prior to that time, he was a partner in the law firm of Baker, Mills & Glast P.C. in Dallas, Texas.

Mr. Donald R. King joined us in November 2000 as Executive Vice President, Human Resources. Prior to joining Goodman, Mr. King was Vice President, Human Resources for the Americas Region of Halliburton Company. Mr. King has over 20 years of experience that spans a variety of industries and Fortune 100 companies, including Ryder Systems, Inc., Aetna Insurance Company, The Prudential and Phillips Petroleum Company.

Mr. Peter H. Alexander has been with the Goodman family of companies for over 20 years in numerous executive level positions with us and Amana. All Amana and Goodman sales personnel responsible for independent distribution, national accounts and residential new construction report to Mr. Alexander.

Mr. Samuel G. Bikman joined us in January 2002 from Compaq, where he was responsible for Worldwide Logistics. The Customer Service, Production Scheduling, Logistics, PTAC Sales and International Sales teams all report to Mr. Bikman.

Mr. Gary L. Clark joined us in April 2002 after four years at Rheem and 14 years at Carrier, where he led their Residential Product marketing efforts. Prior to that time, Mr. Clark worked in the contracting business.

Mr. James L. Mishler joined us in September 2003. Mr. Mishler has over 25 years of marketing, sales, service, distribution, operations and general management experience in the highly competitive major appliance and HVAC industries. Some of his previous affiliations have been with Whirlpool, Frigidaire and Lennox.

Mr. Terrance M. Smith joined us in March 2003. Mr. Smith has over 30 years of business and information technology experience. In his last position, Mr. Smith was the Vice President of Information Systems for Cooper Industries, Ltd.

Mr. William L. Topper joined us in April 2002 after 28 years with Electrolux (Frigidaire), where he had responsibility for all Domestic Refrigeration Production.

Mr. Michael J. Bride joined us in January 2002 after 13 years in the appliance industry, the last seven years of which were with Amana Appliances in numerous sales related positions at the district, regional and national levels.

Mr. Mark Dolan joined us in April 2005 after 12 years with Lennox where he held several senior financial and operations positions. Mr. Dolan was previously with PricewaterhouseCoopers.

Mr. Ardee Toppe was appointed President and General Manager of Quietflex in January of 2005. Mr. Toppe joined us in April 2003 as Vice President, Corporate Controller and Treasurer. Prior to joining Goodman, Mr. Toppe spent approximately three years with Dayton Superior, a construction supply company, most recently as the Vice President and General Manager of the Dur-O-Wal division. Previously he held various financial roles with Clopay, Allied Signal, and Eveready Battery Company (Energizer).

Dr. Neelkanth S. Gupte joined Goodman in April 2006 as Vice President Engineering. Prior to joining Goodman, Dr. Gupte worked for 14 years with United Technologies, a high-technology products company, most recently as Director of Engineering with Tyler Refrigeration, a division of Carrier Corporation. Dr. Gupte has over 15 years of industry experience, and he currently holds thirteen U.S. Patents.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of outstanding shares of our common stock as of March 30, 2007 for:

•	each person known by us to be a beneficial owner of more than 5% of our outstanding common stock;

•	each director or nominee;

•	each of the NEOs; and

•	all of our directors and executive officers as a group.

Name or Group	Number of Shares Beneficially Owned		Percent of Class(1)
Frio Holdings LLC(2)(3)	28,289,964		41.05%
John Bailey Goodman 1984 Grantor Trust(3)(4)	260,519		*
Lucy Hughes Abell 1991 Trust(3)(4)	868,397		1.26%
Sam Houston Viterbo Abell 1991 Trust(3)(4)	868,397		1.26%
John Bailey Goodman Jr. 1991 Trust(3)(4)	1,302,595		1.89%
Harriett Elizabeth Goodman 1991 Trust(3)(4)	1,302,595		1.89%
Bailey Quin Daniel 1991 Trust(3)(4)	2,170,992		3.15%
Betsy Goodman Abell 1984 Grantor Trust(3)(4)	347,358		*
Meg Goodman Daniel 1984 Grantor Trust(3)(4)	260,519		*
Harold G. Goodman 1984 Grantor Trust(3)(4)	86,838		*
Hutton Gregory Goodman 1994 Trust(3)(4)	325,648		*
Hannah Jane Goodman 1994 Trust(3)(4)	325,648		*
Mary Jane Goodman 1994 Trust(3)(4)	325,648		*
Harold Viterbo Goodman II 1994 Trust(3)(4)	325,648		*
David Bechhofer	2,778	(7)	*
Jeffrey Benjamin(5)	2,778	(7)	*
Laurence M. Berg(5)	30,321	(8)	*
Anthony M. Civale(5)	30,321	(8)	*
John B. Goodman(6)	898,717		1.30%
John J. Hannan(5)	2,778	(9)	*
Steven Martinez(5)	30,321	(8)	*
David W. Oskin	2,778	(10)	*
James H. Schultz	2,778	(9)	*
Michael D. Weiner	2,778	(10)	*
Charles A. Carroll	1,660,848	(11)	2.38%
Lawrence M. Blackburn	789,084	(12)	1.14%
Ben D. Campbell	338,580	(13)	*
Donald R. King	333,735	(14)	*
William L. Topper	218,157	(15)	*
All directors and officers as a group (24 persons)	5,146,357	(16)	7.24%

*	Less than one percent.
(1)	Based on an aggregate of 68,908,878 shares outstanding as of March 30, 2007.
(2)

Based on a Schedule 13D filed with the SEC on April 14, 2006 jointly by Frio Holdings LLC, Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V (A), L.P., Apollo Netherlands Partners V (B), L.P., Apollo Advisors V, L.P. and Apollo Management V, L.P., (collectively, “Frio”) each of which has shared voting and dispositive power with respect to such shares. The manager of Frio Holdings LLC is Apollo Management V., L.P., which has voting and investment power over the shares on behalf of Apollo. The general partner of Apollo Management V, L.P. is AIF V

Management, Inc. Messrs. Leon Black and John Hannan, are the principal executive officers and directors of AIF V Management, Inc, each of whom disclaims beneficial ownership of these shares, except to the extent of any pecuniary interest therein. The address of Frio is Two Manhattanville Road, Purchase, New York 10577. Each of Messrs. Benjamin, Berg, Civale, Hannan and Martinez may be deemed a beneficial owner of membership interests of Frio Holdings LLC due to his status as an employee of Apollo Management, L.P. Apollo Management, L.P. and each such person disclaims beneficial ownership of any such membership interest in which he/she does not have a pecuniary interest.

(3)	Party to the Stockholders Agreement, dated December 23, 2004, by and among the investors listed thereto, Frio Holdings, LLC and Goodman Global, Inc.
(4)	Based on a Schedule 13D filed with the SEC on May 10, 2006. The address is for each reporting person in the group is c/o Altazano Management, LLC, 109 North Post Oak Lane, Suite 425, Houston, Texas 77024.
(5)	Each of Messrs. Benjamin, Berg, Civale, Hannan and Martinez may be deemed a beneficial owner of membership interests of Frio Holdings LLC due to his status as an employee of Apollo Management, L.P. Apollo Management, L.P. and each such person disclaims beneficial ownership of any such membership interest in which he does not have a pecuniary interest.
(6)	Includes 30,321 shares of common stock issuable upon the exercise of options. Mr. Goodman may be deemed to beneficially own the 868,396 shares held by the John Bailey Goodman 1984 Grantor Trust, the Betsy Goodman Abell 1984 Grantor Trust and the Meg Goodman Daniel 1984 Grantor Trust as a trustee, co-trustee or direct beneficiary of these trusts. Mr. Goodman has voting and investment power with respect to these shares of common stock.
(7)	Represents shares of restricted stock that will vest on February 27, 2008.
(8)	Represents shares of common stock issuable upon the exercise of options.
(9)	Represents shares of restricted stock that will vest on June 30, 2007.
(10)	Represents shares of restricted stock that will vest on April 11, 2007.
(11)	Includes 761,612 shares of common stock issuable upon the exercise of options.
(12)	Includes 443,329 shares of common stock issuable upon the exercise of options. Mr. Blackburn may be deemed to beneficially own 5,200 shares of common stock held by trusts for the benefit of certain of his family members and of which a family member of Mr. Blackburn is trustee. Mr. Blackburn disclaims beneficial ownership of any of these shares of common stock in excess of his pecuniary interest, if any.
(13)	Includes 168,619 shares of common stock issuable upon the exercise of options.
(14)	Includes 168,619 shares of common stock issuable upon the exercise of options.
(15)	Includes 94,352 shares of common stock issuable upon the exercise of options.
(16)	Includes 2,160,995 shares of common stock issuable upon the exercise of options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Person Transactions

Related-Person Policy. We currently have certain policies and procedures to address transactions with related persons, including any executive officer, director, nominee for election as a director, greater than 5% holder of our common stock, or immediate family member of any of the foregoing. Our Board of Directors has adopted a policy that all transactions with related persons are subject to approval or ratification by the Audit Committee.

Procedures. In determining whether to approve or ratify an interested transaction, the Audit Committee may take into account, among other factors that it deems appropriate, whether the interested transaction is on terms no less favorable to us than could be obtained from an unaffiliated third party under the same or similar circumstances, as well as the extent of the related person’s interest in the transaction. If an interested transaction is ongoing, the Audit Committee may establish guidelines for our management to monitor the Company’s ongoing dealings with the related person. Thereafter, the Audit Committee will assess such ongoing relationships on an annual basis.

Approval. The Board of Directors has delegated to the Chairman of the Audit Committee the authority to pre-approve or ratify (as applicable) any interested transaction in which the amount involved is expected to be less than $250,000. In addition, the following transactions are deemed to be pre-approved by the Audit Committee for purposes of our related-person policies and procedures, even if the amount involved exceeds $100,000: (1) employment of executive officers and related compensation, (2) director compensation, (3) transactions with another company if the related person is an employee (other than an executive officer) of that company and the aggregate amount involved does not exceed $1 million or 2 percent of that company’s revenues, and (4) transactions in which the related person’s interest arises solely from ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis.

Each of the transactions listed below has been approved by the Board of Directors or the Audit Committee.

Management Agreement. Apollo and its affiliates entered into a management agreement with us relating to the provision of certain financial and strategic advisory services and consulting services. Beginning in 2005, we agreed to pay to Apollo an annual monitoring fee equal to the greater of $2.0 million or 1% of our Adjusted EBITDA, as defined in the management agreement. Upon the consummation of our initial public offering in April 2006, the management agreement was terminated, and Apollo received approximately $16.0 million. In addition, we paid Apollo a one-time transaction fee of $20.0 million for structuring the transactions prior to our initial public offering. We have agreed to indemnify Apollo and its affiliates and their directors, officers and representatives for losses relating to the services contemplated by the management agreement and the engagement of affiliates of Apollo pursuant to, and the performance by them of the services contemplated by, the management agreement.

Lease Agreement. We currently lease property in Houston, Texas, from trusts established by certain members of the Goodman family under a lease agreement that was entered into in December 1994. The lease expires in November 2014. Monthly payments under the lease are $16,500. John B. Goodman is one of our directors.

Repurchase of Preferred Stock. In connection with our initial public offering in April 2006, we redeemed all of our outstanding Series A Preferred Stock with an aggregate liquidation preference and accrued and unpaid dividends of approximately $255.2 million, of which members of our management received approximately $10.3 million, affiliates of Apollo received approximately $173.7 million and the Goodman family trusts and other equity syndicate investors received approximately $71.2 million. Apollo owns approximately 41% of our common stock outstanding as of March 30, 2007. John B. Goodman is one of our directors.

Purchases of Materials. In the ordinary course of its business, we purchased grilles and other materials from AirGuide Corp. for approximately $3.0 million and $2.9 million in 2006 and 2005, respectively. John B. Goodman, one of our directors, and his immediate family are beneficiaries of trusts that own a combined interest of approximately 18.75% in AirGuide.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current executive officer served as a member of the Board of Directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of our board or our Compensation Committee.

INDEPENDENT AUDITORS

During fiscal 2006, Ernst & Young LLP served as our independent registered public accounting firm and also provided other permitted and approved tax and audit-related services. The Audit Committee has not yet engaged the auditors for the year ending December 31, 2007.

We expect that a representative of Ernst & Young LLP will attend the Annual Meeting, and the representative will have an opportunity to make a statement if he or she so desires. The representative will also be available to respond to appropriate questions from stockholders.

Principal Accountant Fees and Services

The following table shows the aggregate fees we paid to Ernst & Young LLP for services rendered during the years ended December 31, 2006 and 2005.

	2006	2005
Audit Fees(1)	$1,139,324	$706,624
Audit Related Fees(2)	$58,851	$56,790
Tax Fees(3)	$125,004	$49,832
All Other Fees	$—	$—

(1)	Audit fees consisted principally of fees for the audit of financial statements, including fees relating to comfort letters and registration statements.
(2)	Audit-related fees consisted principally of fees for the audit of the Company’s employee benefit plans.
(3)	Tax fees consisted principally of fees for consulting relating to the Company’s tax return.

Pre-Approval Policies and Procedures

Consistent with policies of the Securities and Exchange Commission regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm, either by explicit pre-approval or by delegation to one of its members (but not to management). The director who has delegated authority must report, for informational purposes, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

The Company’s policy specifies Audit, Audit-Related, Tax and All Other Services that have been pre-approved by the Audit Committee and documented by the Company. In addition, the policy provides guidelines for the pre-approval of other permissible services, as described below:

•

Audit Services: The engagement of the independent auditor to perform the Audit Services required to form an opinion on the Company’s consolidated financial statements and to attest to management’s report on the effectiveness of internal control over financial reporting will be subject to the separate pre-approval of the Audit Committee.

•	Audit-Related Services: Under the policy, Audit-Related Services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Audit Committee may pre-approve Audit-Related Services based on policies and procedures.

•

Tax Services: Under the policy, Tax Services may include tax compliance, tax planning and tax advice. The Audit Committee may pre-approve based on policies and procedures those Tax Services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The policy requires separate pre-approval for specified other Tax Services.

•

All Other Services: Under the policy, these services must be routine and recurring services that would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing the Company’s financial reporting process, reviewing the financial information that will be provided to stockholders and others, monitoring internal accounting controls, selecting our independent auditors and providing to our Board of Directors such additional information and materials as we may deem necessary to make our Board of Directors aware of significant financial matters. We operate under a written Audit Committee charter adopted by our Board of Directors.

We have reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2006 with management and Ernst & Young LLP, our independent auditor for the fiscal year ended December 31, 2006. In addition, we have discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). We also have received the written disclosures and the letter from Ernst & Young LLP, as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and we have discussed the independence of Ernst & Young LLP with that firm. We also have considered the non-audit services provided by Ernst & Young LLP prior to 2005 and determined that the services provided are compatible with maintaining their independence.

We, the members of the Audit Committee, are not professionally engaged in the practice of auditing or accounting nor are we experts in the fields of accounting or auditing, including determination of auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, or that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America.

Based upon the discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

Members of the Audit Committee of the Board of Directors

David W. Oskin (Chairman)
David Bechhofer
James H. Schultz

March 27, 2007

OTHER MATTERS

Required Vote

Only holders of Common Stock as of the Record Date will be entitled to vote in person or by proxy at the meeting. A majority of issued and outstanding shares of Common Stock as of the Record Date represented at the meeting in person or by proxy and entitled to vote at the meeting will constitute a quorum for the transaction of business.

Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Provided that a quorum is present at the meeting, the three Class I director nominees who receive the greatest number of votes cast for election by stockholders entitled to vote therefor will be elected directors by plurality vote.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of 10% or more of any class of the Company’s stock (“Reporting Persons”) are required from time to time to file with the SEC and the NYSE reports of ownership and changes of ownership. Reporting Persons are required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons by it with respect to the fiscal year ended December 31, 2006, the Company believes that all filing requirements applicable to the Company’s officers, directors and greater than 10% stockholders have been met.

Stockholder Proposals and Director Nominations

Proposals: Any stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2008 annual meeting of stockholders must submit the proposal to us on or before December 12, 2007. Any such proposals should be timely sent to our Corporate Secretary at Goodman Global, Inc., 2550 North Loop West, Suite 400, Houston, Texas 77092 until May 18, 2007 or Goodman Global, Inc., 5151 San Felipe Blvd., Suite 500, Houston, Texas 77056 after May 18, 2007. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in our 2008 proxy materials.

Advance notice: Additionally, our advance notice bylaw provisions require that in order for nominations or other business to be properly brought before an Annual Meeting by a stockholder, the stockholder must give timely notice thereof in writing to the Secretary at the address given above. To be timely, a stockholder’s notice must be delivered to the Secretary by February 7, 2008, but not before January 8, 2008.

Nominations: In making any proposal of an individual to be considered for nomination as a director, a stockholder should review the information above under “Corporate Governance and Nominating Committee—Nomination Criteria.” In order to be properly submitted under our Bylaws, a stockholder’s notice must set forth for each person whom the stockholder proposes to nominate for election as a director:

•

All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under Exchange Act and

•	Such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

In addition, the notice must provide the following information for the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made

•	The name and address of such stockholder, as they appear on our books, and of such beneficial owner,

•	The class and number of shares of our common stock that are owned beneficially and of record by such stockholder and such beneficial owner,

•

A representation that the stockholder is a holder of record of our common stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and

•

A representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (2) otherwise to solicit proxies from stockholders in support of such proposal or nomination.

Under our Bylaws, we may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of any such proposed nominee to serve as a director.

The chairman of the Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

The Board of Directors is not aware of any matters that are expected to come before the 2007 Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the designated proxies intend to vote your proxy in accordance with their best judgment.

Communications with Directors or the Board of Directors

Stockholders wishing to communicate with the Board of Directors should send any communication by regular mail to Executive Vice President, Secretary and General Counsel, at Goodman Global, Inc., 2550 North Loop West, Suite 400, Houston, Texas 77092 until May 18, 2007 or Goodman Global, Inc., 5151 San Felipe Blvd., Suite 500, Houston, Texas 77056 after May 18, 2007. Any such communication must state the number of shares beneficially owned by the stockholder making the communication.

Communications received will be distributed to the Board, non-management directors, or to any individual director or directors as appropriate, depending upon the directions and the facts and circumstances outlined in the communication. The Board of Directors has directed the Corporate Secretary to forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed, excluding only any communication that does not relate to the business or affairs of the Company or the duties and responsibilities of the Board of Directors, or any frivolous communication, advertising, routine business inquiries, complaints, suggestions, personal grievances, job inquiries, or otherwise inappropriate material, such as threatening, illegal or similarly unsuitable communication. Any communication not forwarded shall be available to any director upon request.

Availability of Annual Report

The Annual Report to Stockholders of the Company for the year ended December 31, 2006, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. Goodman Global, Inc. will furnish a copy of its Annual Report for the year ended December 31, 2006, without exhibits, free of charge to each person who forwards a written request to Ben D. Campbell, the Company’s Executive Vice President, Secretary and General Counsel, at Goodman Global, Inc., 2550 North Loop West, Suite 400, Houston, Texas 77092 until May 18, 2007 or Goodman Global, Inc., 5151 San Felipe Blvd., Suite 500, Houston, Texas 77056 after May 18, 2007.

PROXY

Goodman Global, Inc.

2550 North Loop West, Suite 400

Houston, Texas 77092

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 7, 2007

The undersigned hereby appoints Charles A Carroll, Lawrence M. Blackburn and Ben D. Campbell, and each of them, any one of whom may act without joinder of the other, with full power of substitution, resubstitution and ratification, attorneys and proxies of the undersigned to vote all shares of common stock of Goodman Global, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Omni Houston Hotel located at Four Riverway, Houston, Texas 77056, on Monday, May 7, 2007 at 3 p.m., Houston, Texas time, and at any adjournment or postponement thereof.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é  FOLD AND DETACH HERE  é

								Mark Here for Address Change or Comments	☐
								PLEASE SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

1. ELECTION OF THREE CLASS I DIRECTORS TO SERVE A THREE-YEAR TERM	FOR election (except as indicated below) ☐	WITHHOLD authority to vote for all nominees listed at left ☐	2.	In their discretion, upon such other matters (including procedural and other matters relating to the conduct of the meeting) which may properly come before the meeting and any adjournment thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
01 John B. Goodman 02 David W. Oskin 03 James H. Schultz	THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS
MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS
PROXY WILL BE VOTED FOR THE ELECTION OF THE THREE CLASS I DIRECTOR
NOMINEES NAMED IN ITEM 1 AND, IN THE DISCRETION OF THE PROXIES, WITH
RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE
			MEETING.
INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee’s name on the line below.

					THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE PROXY STATEMENT
					FURNISHED HEREWITH. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

Signature                                                                  Signature                                                                               Date

Note:	Please sign exactly as your name appears on your stock certificate. When signing as executor, administrator, trustee or other representative, please give your full title. All joint owners should sign.

é  FOLD AND DETACH HERE  é